Exhibit 2(1)(i)
[Letterhead of Willkie Farr & Gallagher]
June 12, 2008
The Gabelli Utility Trust
One Corporate Center
Rye, New York 10580
Ladies and Gentlemen:
We have acted as counsel to The Gabelli Utility Trust (the “Fund”), a statutory trust organized under the laws of the State of Delaware, in connection with the preparation of a Registration Statement on Form N-2 (as amended, the “Registration Statement”) relating to the offer and sale of up to $100 million in shares of preferred stock, par value of $0.001, of the Fund (the “Preferred Shares”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.
We have examined copies of the Declaration of Trust and By-Laws of the Fund, and any amendments thereto, the Registration Statement on Form N-2 with respect to the Preferred Shares (Securities Act Registration File No. 333-149415; Investment Company Act File No. 811-09243), all resolutions adopted by the Fund’s Board of Trustees (the “Board”) relating to the registration and authorization of the sale and issuance of the Preferred Shares (the “Resolutions”), and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. We have relied upon a certificate of the Treasurer of the Fund to the effect that none of the Preferred Shares will be issued to a Principal Shareholder (as the term is defined under Article VII in the Declaration of Trust).
In our examination of materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Delaware, we have relied on the opinion of Richards, Layton & Finger, P.A. appended to this letter.
Based on and subject to the foregoing, we are of the opinion that, when authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Delaware Statutory Trust Act, the Declaration of Trust of the Fund, the Bylaws of the Fund and the Resolutions (the

The Gabelli Utility Trust
June 12, 2008

“Trust Proceedings”), the issuance of the Preferred Shares will be duly authorized and, when and if delivered against payment therefor in accordance with the Trust Proceedings, the Preferred Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.

Very truly yours,
/s/ Willkie Farr & Gallagher LLP